Exhibit 99.1

 Credit Facility Update  March 19, 2020

 This presentation may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, abilities to modify agreements, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Forward Looking Statements

 Credit Facility Update  Cantel is in full compliance with the financial covenants of its Credit Agreement, amended as of September 6, 20191The Consolidated Leverage Ratio covenant, as defined in the agreement, allows for a maximum of 4.25x net debt to LTM Consolidated EBITDAS for the four quarters following the acquisition of Hu-FriedyLTM Consolidated EBITDAS, as defined in the agreement, includes a positive adjustment to EBITDAS to reflect the full contribution of Hu-Friedy earnings for a twelve month period, including any months in the LTM period prior to the date of acquisition Cantel recently entered into interest rate swap contracts to lock in lower fixed interest rates on $500 million of existing borrowings 1) See Form 8-K filed September 9, 2019  3

 Credit Facility Update  Cantel is monitoring the potential impact that the global COVID-19 pandemic could have on the broader economy and our businessBased on discussions with our advisors and early engagement with our lending partners, Cantel expects that we could achieve reasonable modifications to the financial covenants in the agreement to take into account impacts of COVID-19, if necessary  4